Exhibit 99.1
FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:
Stanley Dempsey, Chairman and Chief Executive Officer
Karen Gross, Vice President and Corporate Secretary
(303) 573-1660
ROYAL GOLD AGREES TO ACQUIRE ROYALTIES
FROM KENNECOTT MINERALS FOR $25.0 MILLION
     DENVER, COLORADO. DECEMBER 23, 2005: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced an agreement to acquire two royalties from Kennecott Minerals Company for $25.0 million. The royalties consist of a 3% net smelter return (“NSR”) royalty on the Robinson mine, which is located in eastern Nevada, and a sliding-scale NSR royalty on the Mulatos mine in Sonora, Mexico. The closing of the acquisition is subject to customary conditions and is scheduled to occur by the end of the year.
     Tony Jensen, Royal Gold’s President and Chief Operating Officer, commented, “We are pleased to add these royalties to our portfolio due to their cash flow potential and significant reserves, resulting in relatively long-life assets. We are always eager to expand our royalty interests in Nevada and are pleased to be associated with the Alamos land position and sliding-scale royalty in Mexico.”
     The Robinson mine is an open pit copper mine with significant gold and molybdenum credits. The mine was originally operated by Kennecott and later owned by BHP Billiton and was subsequently sold to Quadra Mining Ltd. (“Quadra”) in 2004. Quadra has reported that as of December 31, 2004, proven and probable reserves include 142.6 million tons (129.4 million tonnes) of ore, at an average grade of 0.0085 ounces per ton gold (0.29 grams per tonne) and 0.69% copper, containing approximately 1.2 million ounces of gold and 2.0 billion pounds of copper. The operator estimates that calendar year 2006 production will be in the range of 55,000 to 65,000 ounces of gold and 145 to 150 million pounds of copper. Quadra also stated that its molybdenum circuit is near completion, which is expected to produce in the range of 1.0 to 1.6 million pounds of molybdenum in calendar 2006.
     The Company will begin receiving revenue from its 3.0% NSR royalty at the Robinson mine when a $20.0 million reclamation trust account is fully funded which, at the end of October 2005, totaled approximately $14.7 million. The account is expected to be fully funded in calendar 2006. Upon completion of that funding, this 3% NSR royalty will then be paid to Royal Gold.
     The Mulatos project was previously owned by a joint venture between Placer Dome and Kennecott Minerals, and is now owned and operated by Alamos Gold, Inc. (“Alamos”). The Mulatos project is an open pit, heap leach gold mine, which is nearing completion of construction. According to Alamos, commercial production is expected in early calendar 2006.
     Based on the operator’s estimates, proven and probable reserves, as of June 1, 2004, include 40.1 million tons (36.4 million tonnes) of ore, at an average grade of 0.048 ounces per ton gold (1.64 grams per tonne), containing approximately 1.9 million ounces of gold. Alamos anticipates that once full production is reached, yearly production is expected to average 150,000 ounces of gold. The Mulatos mine sliding-scale royalty, capped at two million ounces of gold production, is as follows:
Royalty Schedule — Mulatos Mine

Gold Price Range	NSR Royalty Rate
$0.00/oz to $299.99/oz	0.30%
$300.00/oz to $324.99/oz	0.45%
$325.00/oz to $349.99/oz	0.60%
$350.00/oz to $374.99/oz	0.90%
$375.00/oz to $399.99/oz	1.20%
$400.00/oz or higher	1.50%

     Quadra Mining Ltd. (TSX:QUA) is a Vancouver, British Columbia-based corporation and is a copper producing company whose principal asset is the Robinson Mine in Nevada.
     Alamos Gold Inc. (TSX: AGI), headquartered in Toronto, Canada, is completing development of the Mulatos gold deposit in Sonora, Mexico.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding cash flow, gold price leverage, proven and probable reserves, production forecasts made by the various operators, construction completion, and funding of a reclamation trust account. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, and timing of satisfaction of conditions to closing, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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